ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of the 17th day of July, 1998 (this "Agreement"), is by and among Chemfab Corporation, a Delaware corporation ("Chemfab"); Chemfab Germany GmbH ("Buyer"), a company to be organized under German law that will be the wholly-owned subsidiary of an overseas holding company the ultimate controlling person of which is Chemfab; Messrs. Wolfgang Langer ("Langer"), Joachim Helmut Nestler ("Nestler") and Kurt Reiner Butzler ("Butzler"); Holtzendorff Holding GmbH & Co. KG, a partnership organized under German law ("Holtzendorff"); Vdb/hi-tex Technische Gewebe GmbH, a corporation organized under German law (the "Company"); and Schuhmacher EKZ Uetersen KG ("GmbH & Co."), a partnership organized under German law ("Schuhmacher KG").

                       W I T N E S S E T H:

     WHEREAS, Messrs. Langer, Nestler and Butzler (herein, the "Individual Shareholders") and Holtzendorff (herein, the "Institutional Shareholder") (the Institutional Shareholder and Individual Shareholders collectively, "Current Shareholders") own all of the capital stock ("Stock") of the Company.

     WHEREAS, the Current Shareholders plan to sell and assign all of the Stock of the Company to Schuhmacher KG, in connection with a transaction in which the Company will be merged with and into Schuhmacher KG (herein, the "Merger"), and in which Schuhmacher KG shall be the surviving company and maintain its partnership name as "Schuhmacher KG".

     WHEREAS, the Company desires to sell to the Buyer, and the Buyer desires to purchase from the Company, certain assets owned and/or operated by the Company in connection with the conduct of the Company's PTFE-coated-materials business unit, namely, the conversion, distribution and sale of PTFE-coated fabrics for industrial markets and applications in Germany and elsewhere worldwide (such business conducted by the Company referred to herein as the "Purchased Business").

     WHEREAS, in connection with the Merger, Schuhmacher KG is willing to assume the Company's agreement and obligation to sell to the Buyer the Purchased Business and related assets, and to consummate such sale, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the term "Seller" refers to the Company, until the effective date of the Merger, and to Schuhmacher KG, from and after the effective date of the Merger.

     WHEREAS, each party will derive substantial direct and indirect economic benefits from the Seller's sale to the Buyer, and the Buyer's purchase from the Seller, of the Purchased Business and the assets defined in Section 1.1 below as the Acquired Assets.

     WHEREAS, the parties wish to enter into this Agreement to set forth explicitly each party's rights and obligations in respect of the sale and purchase of the Acquired Assets.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer, Chemfab and the Seller hereby agree as follows:

     1.   PURCHASE AND SALE.

     1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller shall sell, assign, transfer title to and deliver to the Buyer, and the Buyer shall purchase, acquire title to and take assignment and delivery of all of the following assets of the Seller (all of such assets included in this Section 1.1 are hereinafter referred to collectively as the "Acquired Assets"):

     (a) all inventories, including raw materials, work in process and finished goods, either which are owned (in whole or in part) by the Seller, or in which the Seller has rights, on the Closing Date (as defined in Section 4.1 hereof) and are used by the Seller in connection with the Purchased Business (collectively, the "Inventories"), as more particularly described on the Closing Inventory Schedule to be delivered by the Seller to the Buyer pursuant to
Section 4.4 hereof, but excluding the Excluded Assets, referred to in Schedule 1.2;

     (b) all machinery, equipment, computers, computer peripherals and other hardware, phone systems, cables and wiring, furniture, fixtures, tools, spare parts, supplies, materials and other personal property used in the Purchased Business, including those which are described on Schedule 1.1(b) hereto (collectively, the "Equipment");

     (c) all of Seller's rights as lessee in and to the real property lease dated 01.06.1984 (the "Lease")between Seller and Rheinbeton ("Landlord") for the lease of the Company's main facility in Colone, Germany;

     (d) all trade accounts receivable (billed and unbilled), notes receivable and miscellaneous receivables of the Purchased Business outstanding at Closing listed in Schedule 1.1(d) (but excluding the receivable due from the Turkish Joint Venture (as defined in Section 4.4 (c)(x) below) and loans due from related parties);

     (e) all of the Seller's right, title and interest in and to its current corporate name, and any other related trade names, "Von der Bruggen" "Vdb" and "Vdb/hi-tex", and any and all other trade name or names now or previously used by the Company or its predecessors (or by which any of them were known) (collectively "Trade Names");

     (f) all of the Seller's title to, interest in, and rights under, the contracts, leases, and agreements described on Schedule 1.1(f) hereto, for the purchase or sale of utilities, equipment, goods, materials and services for use in connection with the Purchased Business (the contracts and agreements referred to in this Section 1.1(f) being referred to herein, collectively, as the "Other Contracts");

     (g) all of the Seller's title to, interest in, and rights under, the purchase orders of customers issued to the Purchased Business ("Customer Purchase Orders") and purchase orders of the Purchased Business issued to vendors ("Vdb Purchase Orders"), in each case to the extent listed on Schedule 1.1(g) hereto;

     (h) all of the Seller's trademarks, trade names, copyrights, designs, patents, "small patents" (i.e., Gebrauchsmaster, and/or Geschmacksmuster) licenses and applications with respect to any of the foregoing, and all continuation, substitution, renewals, reassurances and division of any patents, trademarks and patent and trademark applications of the Seller, and all of the Seller's software products and related licenses, websites and domain names, telephone and fax-phone numbers, production records, technical information, manufacturing know-how, processes, trade secrets, customer lists, claims against third parties relating to any of the intangible assets described in this Section 1.1(h), and any other intangible assets, in each case to the extent they relate or pertain to the Purchased Business and including, without limitation, those described on Schedule 1.1(h) hereto and, to the extent assignable, the Seller's rights, insofar as they relate to the Purchased Business, arising on or after the Closing Date under all confidentiality, non-competition and non-solicitation agreements entered into by Seller with anyone or more of its present or former employees, agents, suppliers, etc. (the "Confidentiality Agreements") (collectively, the "Intangibles");

     (i) all of the Seller's inventory of promotional materials relating to the Purchased Business and all of the Seller's inventory of forms relating to the Purchased Business, including, without limitation, sales quotation forms, sales invoices, purchase orders, sales acknowledgments, packaging lists and bills of lading (all of the items referred to in this Section 1.1(f) being referred to herein, collectively, as the "Promotional Materials and Forms");

     (j)  all of the Seller's rights under the licenses and permits described on
Schedule 1.1(j) hereto (collectively, the "Permits"), all of which relate to the Purchased Business; and

     (k) all of the Seller's title to, interest in, and rights under any workers' compensation, commercial liability, property and casualty, and/or other insurance policies (herein "Insurances") providing coverage (whether on an "occurrence" basis and/or a "claims made" basis) for the Purchased Business, its operations and/or any of the Acquired Assets, with respect to claims arising and/or made (for the first time) on or after the Closing.

     (l) all of the Seller's accounting books, records and ledgers, employment and personnel records for all employees of the Purchased Business, manufacturing records, quality control records, formulations, bills of material, routings, customer records, historical purchasing information and hazardous waste disposal records, in each case to the extent relating to and pertaining to the Purchased Business or any of the Acquired Assets, and any and all other documents and records relating to the Acquired Assets, unless the transfer of such original records would violate pertinent German law. In the latter case, the Seller will convey copies or other appropriate forms of the foregoing; and

     (m) for the benefit of the Company's employees, any and all pension plans, assets, or other assets relating to any Employee Benefit Plan (as defined in Station 5.15(a)) in which the Seller or any of Seller's employees has an interest, as listed in Part 2 of Schedule 1.) (m) hereto (the transferred pension assets herein the ,"Pension Assets").

It is understood that the Lease, Other Contracts, Customer Purchase Orders, Vdb Purchase Orders, Confidentiality Agreements, Permits and other contracts or arrangements (collectively "Transferred Agreements") with third parties shall be purchased by and assigned to Buyer in connection with the transfer of the Purchased Business only (i) to the extent assignable to Buyer in accordance with their terms or by operation of law, or (ii) to the extent Seller procures the consent to such assignment of the other party(ies) (herein, the "Contract Obligees") to such Transferred Agreements.

     1.2. Excluded Assets. Notwithstanding the foregoing, the Seller shall not sell to the Buyer, and the Buyer shall not purchase from the Seller the excluded assets listed on Schedule 1.2 (including any of the following assets of the Seller) (collectively, the "Excluded Assets"), as contemplated by the allocations made in the right-hand column entitled "EKZ KG" Schedule 13.9, as described in Section 13.9(a) below:

     (a) except for the Pension Assets, any of the Seller's cash, marketable or other securities, commercial paper and cash equivalents or other investments, on hand or in bank accounts at Closing, and all of the Seller's bank accounts;

     (b) all of Seller's title to, interest in, and rights under, any collective bargaining agreement and other employment agreements; and

     (c) all corporate records, and all other documents, books and records, of the Seller not relating to the Purchased Business.

     2.   PURCHASE PRICE.

     2.1. Initial Price; Loan Payoffs. The Buyer shall pay to the Seller an amount equal to 7,599,000 Deutsche Marks (DM) (the "Initial Price"), subject to adjustment pursuant to Section 4.3 below (and the Initial Price, as so adjusted, herein the "Final Purchase Price"). In addition, at Closing, the Buyer shall pay the principal of the "Shareholder Loan(s)" and "Related-Party Loans(s)" on the Seller's books, which are reflected as items 13 and 14 on Schedule 13.9 hereto (such Loans herein the "Designated Loans"), up to a maximum amount of DM 2,801,000 (such principal repayments, subject to the foregoing cap, herein the "Loan Payoff Amounts").

As provided in Sections 4.2 hereof, at the Closing the Buyer shall pay to the Seller the Closing Payment (as defined in Section 4.2) and shall pay to the holders of the Designated Loans ("Holders") the Loan Payoff Amounts, by wire transfer thereof in immediately available funds to the account designated by the Seller and such Holders. The Initial Price (and the Final Purchase Price after adjustment pursuant to Section 4.3 hereof) will be allocated among the Acquired Assets in the manner set forth in Section 13.9 hereof.

     3.   LIABILITIES.

     3.1 Assumption Of Certain Obligations. The liabilities of the Purchased Business shall be allocated among Seller and Buyer as set forth in this Section 3.

     (a) Trade and Other Disclosed Liabilities. At the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, all obligations of the Seller disclosed in Schedule 3.1 (a) or noted in the Financial Statements (as defined in Section 5.5 below) (in either case, however, only up to the amount reserved or accrued for in the Financial Statements or Schedule 3.1(a)) including obligations arising under the (i) Other Contracts, (ii) Vdb Purchase Orders, and (iii) the Customer Purchase Orders; and bonuses and benefits payable to Vdb employees as of Closing, but only to the extent actually reserved for on the Seller's books. To the extent not so reserved on the Seller's books, Seller shall promptly reimburse Buyer for any such expenses not so reserved.

The obligations assumed by the Buyer pursuant of this Section 3.1 are referred to herein as the "Assumed Obligations".

     3.2 Excluded Liabilities. The Buyer shall not assume, and shall not be deemed to have assumed for any purpose whatsoever, any liability or obligation of the Seller of any kind or nature that (i) relate to or arise from any actual or alleged liability for international, federal, state or local taxes of any kind (including without limitation, income, sales, value-added, payroll, other employment-related, capital gains, and other taxes) for any period prior to the Closing (herein, the "Retained Tax Liabilities"), (ii) all bank debt and other liabilities that are listed in Schedule 3.2 or are in excess of liability amounts or risk levels listed therein, or, even if not listed on Schedule 3.2,
(iii) that is not disclosed in Schedule 3.1 or noted in the Financial Statements or is in excess of reserve levels noted therein (as defined in Section 5.5),
(iv) that is listed in the right-hand column entitled "EKZ KG" of Schedule 13.9, and (iv) that is listed in the right-hand column entitled "EKZ KG" of Schedule 13.9, and (v) any obligations accrued or due at or after Closing under the Designated Loans in excess of the Loan Payoff Amounts (collectively herein the "Designated Loans Balance") (with all such unassumed liabilities and obligations described in this Section 3.2 referred to herein as the "Excluded Liabilities").

     4.   CLOSING.

     4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the law offices of Hasche Eschenlohr in Frankfurt, Germany, on or before August 14, 1998, provided that the Merger shall have been consummated and become effective by August 7, 1998. In the event that the Merger has not become effective by and as of August 7, 1998, the Closing shall occur seven days after the Merger becomes effective. For example, if the Merger becomes effective on August 24, 1998, the Closing shall occur on August 31, 1998. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date". If the Merger has not become effective by September 23, 1998, either party shall have the option to terminate this Agreement.

     4.2. Transactions at Closing.  At the Closing:

     (a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, bills of sale, certificates of title, lien discharge instruments (with respect to Mortgage Liens, as described in Section 5.9 below) and other instruments of assignment or transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good record and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 5.9 hereof) except for the Encumbrances specified in Schedule 4.2(a) hereto (the "Permitted Encumbrances").

     (b) The Buyer shall deliver to the Seller DM 7,599,000 (the "Closing Payment") by wire transfer thereof in immediately available funds to an account designated by the Seller; and shall deliver to the Holders the Loan Payoff Amounts by wire transfer thereof in immediately available funds to an account designated by the Holders.

     (c) The Seller shall deliver to Buyer written consents of each of the Contract Obligees to the assignment by Seller to Buyer of all Transferred Agreements as follows:

          (i) at Closing, with respect to all Transferred Agreements with customers, suppliers or vendors of the Purchased Business whose purchases or supplies amount to ten percent (10%) or more of the products and sales, or raw materials and purchases, respectively, of the Purchased Business;
          (ii) at Closing or within 30 days thereafter, written consents with respect to all other Transferred Agreements.

     (d) The Buyer shall duly execute and deliver to the Seller such instruments of assumption with respect to the Assumed Obligations as the Seller may reasonably request.

     (e) The Seller shall deliver (i) a certificate confirming that it has not changed its partnership name from Schuhmacher KG and that it has not adopted and has no plans to adopt as its partnership name any of the Trade Names, and (ii) an instrument of assignment transferring the Trade Names to the Buyer.

     (f) The Seller shall be liable for and pay all income, sales, value-added, capital gain, stamp or negotiable instrument, transfer, real estate property and/or gains, and other national, federal, state and local taxes attributable to, arising from, or relating to the sale and transfer of the Acquired Assets to Buyer.

     4.3. Purchase Price Adjustment. Upon determination of the Vdb Net Asset Value pursuant to, and in accordance with, the provisions of Section 4.4 hereof:

     (a) if the Vdb Net Asset Value is less than DM 809,000, then (A) the Payment for the Acquired Assets shall be reduced, DM for DM by the amount of such short-fall (with the amount of the Payment for the Acquired Assets as so reduced referred to herein as the "Final Purchase Price"), and (B) the Seller shall pay to the Buyer an amount equal to (x) the Initial Purchase Price, less
(y) "Final Purchase Price" (herein, the "Adjustment Payment").

     (b) if the Vdb Net Asset Value is greater than DM 809,000, -- then (A) the Payment for the Acquired Assets shall be increased, DM for DM, by the amount of such excess (with the amount of the Initial Purchase Price as so increased also referred to herein as the "Final Purchase Price") and (B) the Buyer shall pay to the Seller an amount equal to (x) the Final Purchase Price less (y) the Initial Purchase Price (herein the "Adjustment Payment").

     (d) The Adjustment Payment due by the Seller to the Buyer or by the Buyer to the Seller pursuant to this Section 4.3 shall be paid, no later than ten (10) business days after the final determination of the Vdb Net Asset Value, by wire transfer of immediately available funds to such account as shall be designated by the recipient.

     4.4  Vdb Net Asset Value.

     The Vdb Net Asset Value shall be defined as the difference between the value of the Acquired Assets less the amount of the Assumed Obligations assumed by the Buyer, subject however (x) to the use of the methodology for allocation at Closing of the assets and liabilities of the Purchased Business described in
Section 13(a) below, and (y) to the terms and conditions set forth below in this
Section 4.4.

     (a) At the Closing Date, Seller shall deliver to the Buyer (i) unaudited financial statements (including a profit and loss statement and a statement of cash flows for the month of June and for the six-month period ending June 30,1998, and a balance sheet as of June 30,1998 (the " Trial Balance Street", and together with the foregoing P&L and cash flow statements, herein the " Interim Financials") prepared in accordance with Generally Accepted Accounting Policy in Germany, consistently applied ("German GAAP"); and (ii) a complete list of the Acquired Assets (the "Asset List").

     (b) Within five (5) days after the Closing Date, the Seller shall deliver to the Buyer a schedule (the "Closing Inventory Schedule") setting forth the results of a physical count of the Inventory as of the close of business on the last business day preceding the Closing Date. With respect to the taking of any such physical count of Inventory pursuant to this Section 4.4(a), the Seller agrees that representatives of the Buyer and Ernst & Young, the Buyer's certified independent public accounting firm, shall have the right to observe the taking of such physical count of the Inventory and the preparation of the Closing Inventory Schedule.

     (c) Within ninety (90) days after the Closing, Ernst & Young shall prepare and deliver to the Seller (i) an audit report of the count and value of the Acquired Assets, as listed or referenced on the Asset List, (ii) audited financial statements of the Purchased Business as of the Closing Date, and (iii) a calculation of the tangible net worth of the Acquired Assets (i.e., the difference between the value of the current and tangible assets in the Acquired Assets less the value of the Assumed Obligations) as of the Closing Date, in each case determined in accordance with German GAAP (the audited financials and calculation of net worth and loan balances sometimes hereafter referred to as the "report and calculation"). In connection with these audits, Ernst & Young shall: (w) completely write off the remaining DM 65,000 investment in the Turkish joint venture knows as Hi-Tex Turkey (herein the "Turkish Joint Venture"); (x) value all inventory and tangible assets at cost in accordance with German GAAP; (y) make appropriate reserves or adjustments for: bonuses and benefits accrued in favor of Vdb employees as of the Closing, but only to the extent assumed by Buyer; any and all expenses accrued or accruable (in connection with German GAAP) for distributor or agent bonuses, discounts and/or other incentive arrangements, or future terminations of such distributorship or agency; obsolete or slow-moving inventory, and completely write-off all inventory older than one (1) year; aged or disputed receivables; obsolete equipment; and any lack of consent from a Contract Obligee to the assignment of a pertinent Transferred Agreement, any failure of the Seller to transfer and assign one or more of the Transferred Agreements, and/or customer defections or terminations; and (z) not include any value for the Intangibles. The Seller shall give Ernst & Young such access to the Seller's books, work papers and records, and to all work papers and supporting collateral documents in the possession of its independent accountants.

     (d) The report and calculation prepared pursuant to Section 4.4(c) above shall be final, binding and conclusive on the parties hereto unless, within thirty (30) days after the delivery of such audited report to the Seller, the Seller gives written notice to the Buyer of the Seller's objection to such report and calculation or any portion thereof and stating the general basis of such objection. If, within fifteen (15) days after the giving by the Seller of any such written notice to the Buyer, the Seller and the Buyer are unable to reach agreement with respect to such report and calculation or any portion thereof objected to by the Seller, the Seller shall have the right to direct its independent accountants to prepare its own audited report and calculation of the assets' worth and loan balances, which calculation shall be prepared pursuant to, and in accordance with, the provisions of Section 4.4(c) hereof. Seller's accountants shall have access to Ernst & Young's work papers relating to the report and calculation as is reasonably necessary for Seller's accountants to test the report and its effect its own calculation. If after such calculation of the assets' worth by Seller's accountants, the Buyer and the Seller are still unable to agree on the calculation of Vdb's tangible net worth, then the Buyer and the Seller shall select a third internationally recognized independent public accounting firm to prepare its own calculation of Vdb's tangible net worth which calculation shall be prepared pursuant to, and in accordance with, the provisions of Section 4.4(c) hereof. The determination of such calculation of Vdb's tangible net worth by such third accounting firm shall be final, binding and conclusive on the parties, except that if such calculation falls outside the range between Seller's accountants' and Ernst & Young's calculations, then the calculations shall be based on whichever of such calculations was closer to the calculations of such third accounting firm. The Seller shall, for purposes of any such calculations, afford to such third accounting firm with the same access to its books, work papers and records, and to the work papers and supporting collateral documents in the possession of its accountants relating to the calculations of Vdb's tangible net worth, as is required to be afforded to Ernst & Young pursuant to Section 4.4(c).

     (e) Each of the Seller and the Buyer shall pay the cost of its own independent public accounting firm and shall bear one-half (1/2) of the total cost of the third independent public accounting firm, if one is selected for purposes of, and pursuant to, this Section 4.4.

     (f) The final determination of the calculation of the Company's tangible net worth, as of the Closing Date, pursuant to the procedures described in
Section 4.4 (c) (and, if applicable, Section 4.4(d)), is referred to herein as the "Vdb Net Asset Value".

     5.   REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE CURRENT
SHAREHOLDERS.

The Seller and each of the Shareholders jointly and severally represent and warrant to the Buyer and Chemfab as follows:

     5.1. Organization; Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller has full power and authority to own and hold the Acquired Assets, to carry on the Purchased Business and to own or lease and operate its properties as such Purchased Business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and the Lease Agreement (as defined in Section 7.9 hereof) and to carry out all actions required of the Seller pursuant to the terms of this Agreement and the Lease. The Seller has full power and authority to execute and deliver this Agreement and to carry out all actions required of Seller pursuant to the terms of this Agreement.

     5.2. Corporate Approval; Binding Effect. The Company has obtained all necessary director, shareholder, and other authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

      5.3. Non-Contravention. Except as set forth on Schedule 5.3 hereto, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Company (including, without limitation, any of the Acquired Assets owned or held by the Seller) pursuant to, (a) any Transferred Agreement or any other agreement or commitment to which the Company is a party or by which such Company or any of its properties (including, without limitation, any of the Acquired Assets owned or held by the Seller) is bound or to which the Company or any of its properties is subject, (b) any statute or any judgement, decree, order, regulation or rule of any court or governmental authority or (c) the charter and by-laws of the Company.

5.4. Governmental Consents; Transferability of Licenses Etc. Except as set forth on Schedule 5.4 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by the Company or for the consummation by the Company or the transactions contemplated hereby or thereby. To the best knowledge of the Company, the Seller holds and has maintained, prior to Closing, and the Permits listed on Schedule 1.1 (j) hereto include, all such licenses, permits and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of the Purchased Business or in connection with the ownership or use of the Acquired Assets (including, without limitation, all air and water discharge permits required in connection with the Seller's operations at its manufacturing facility located in Colone, Germany), each of which, except as expressly designated on Schedule 5.4 hereto, is transferable to the Buyer, and true and complete copies of all of which have previously been delivered to the Buyer.

     5.5. Financial Statements. The Seller has delivered the following financial statements to the Buyer, and there are attached as Schedule 5.5 hereto: (i) the Company's audited statements of income and loss and cash flows and balance sheets (herein, "financial statements") for the 12-month periods ending December 31, 1995, 1996 and 1997 (collectively, the "Annual Financial Statements"); and (ii) the unaudited financial statements of the Company for the six-month period ending June 30, 1998 (herein, the "stub-period financials"; the Annual Financial Statements and stub-period financials being referred to herein, collectively, as the "Historical Financials"; and the Historical Financials and Interim Financials collectively herein the "Financials"). The Financials have been or will be prepared in accordance with German GAAP (except, in the case of the stub-period financials and Interim Financials, for a lack of footnotes and subject to year end audit adjustments consisting only of routine accruals); each of the statement of assets and estimated liabilities included in the Financials is or will be true and accurate in all material respects and fairly presents the financial condition of the Seller as of its date; and each of the statement of income included in the Financials is or will be true and accurate in all material respects and fairly presents the results of operations of the Sellers for the period covered thereby.

     5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6 hereto, since December 31, 1997 the Seller has carried on the Purchased Business only in the ordinary course, and there has been no change in the condition (financial or otherwise), results of operations, assets, liabilities or business of the Purchased Business other than changes arising in the ordinary course of business, none of which, either individually or in the aggregate, has been materially adverse. Without limiting the foregoing, since such date there has been, in respect of the Purchased Business, no (i) material adverse changes in key customer relationships, (ii) decrease in the gross margin, as calculated pursuant to the cost accounting practices employed by the Seller on a consistent basis, on sales to any of the Seller's top five customers, (iii) regulatory changes adversely affecting the Purchased Business, (v) manufacturing or quality problems which might impact in any material respect future sales or the goodwill of the business or (v) material damage to, or destruction of, or other material adverse change in the physical condition, capacity or operation of, any of the Acquired Assets. Moreover, without limiting any of the foregoing, since December 31, 1997, the Seller has conducted the Purchased Business on a basis consistent with its past business practices, has not sold any assets pertaining to the Purchased Business other than in the ordinary course of business, and has not accelerated the recording of sales or accounts receivable relating to or pertaining to the Purchased Business through the use of promotional discounts, special pricing arrangements, extended or special terms, or other techniques which would result in sales recognition in excess of the level which would otherwise have been anticipated during the period since December 31, 1997 by reference to the last twelve months of actual sales and recent sales trends.
The backlog of the Purchased Business as of December 31, 1997 was DM ______ and as of [June 30, 1998 was DM ________].

     5.7. Litigation, etc. Except as set forth on Schedule 5.7 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of the Company and each of its Shareholders, threatened, relating to or affecting the Purchased Business or the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

     5.8. Conformity to Law. Except as set forth on Schedule 5.8 hereto, the Seller has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Purchased Business or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) for all unwaived terms and provisions of all contracts, agreements and indentures to which the Seller is a party and which relate to the Purchased Business, or by which all or any portion of the Purchased Business or any of the Acquired Assets is subject, except in the case of (a) or (b) any non-compliance that individually or in the aggregate will not have a material adverse effect on the assets, liabilities, condition (financial or other), operations or prospects of the Purchased Business and will not have a material adverse effect on the ability of the Company to perform their obligations under this Agreement and the other agreements to be delivered pursuant hereto (referred to in this Agreement as a "Material Adverse Effect"). Except as set forth in Schedule 5.8 hereto, neither the Seller nor any of the Shareholders has committed, been charged with, or been under investigation with respect to any violation of any provision of any federal, state or local law or administrative regulation in respect of the Purchased Business or any of the Acquired Assets.

     5.9. Title to Acquired Assets. Except as set forth on Schedule 5.9 hereto, the Seller is the lawful owner of, has good and valid record (where applicable) and marketable title to (or otherwise has all necessary and customary retention of title, lease and/or other interests in), and has the full right to sell convey, transfer, assign and deliver the Acquired Assets, without any restrictions. Except for mortgages and other liens described on Schedule 5.9 hereto ("Mortgage Liens") which secure indebtedness for borrowed money and which will be discharged by the Seller (at its sole cost) at or prior to the Closing, and except for Permitted Encumbrances, all of the Acquired Assets are free and clear of any security pledges, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

     5.10.     Real Property; Safety, Zoning and Environmental Matters.

     (a) Schedule 5.10 hereto describes the Seller's facility in Colone, Germany (the "Real Property"). The Seller does not own or lease any real property in connection with the Purchased Business other than the Real Property The buildings, plants, improvements and fixtures included as a part of the Real Property are in useable condition and repair for their present use given the respective age of each such item and its use in the operation of the Purchased Business. Neither the Company nor any of its Shareholders has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. Neither the Company nor any of its Shareholders has any knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property.

     (b) Except as set forth on Schedule 5.10 hereto and insofar as it relates to the Purchased Business, neither the Company nor any of its Shareholders has received notice from any third party including, without limitation, any federal, state or local governmental authority: (A) that a Company or any predecessor in interest which operated the Purchased Business has been identified by the German public authorities or any private person or entity as a potentially responsible party for infringement or violations of environmental laws or for wastes generated, stored at or disposed from the Real Property or the Seller's business; (B) that any hazardous waste, any hazardous substances, any pollutant or contaminant, or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which either Company or any predecessor in interest which operated the Purchased Business has generated, traded, transformed, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that either Company or any predecessor in interest which operated the Purchased Business conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Company or any predecessor in interest which operated the Purchased Business is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

     (c) Attached as part of Schedule 5.10 hereto is a list of all documents, reports, site assessments, data, reports, communications or other materials, which was or is in the possession of the Company and/or any of its Shareholders or to which any of them has access or which any of them has communicated, that contain information with respect to potential environmental liabilities associated with the Real Property and relating to compliance with Environmental Laws or the environmental condition of the Real Property and adjacent properties.

     5.11. Equipment. Schedule 1.1(b) hereto sets forth a complete and accurate list of all of the Equipment other than items having a value individually of less than approximately DM 1,000. The Equipment is utilized by the Seller in connection with the conduct of the Purchased Business in the ordinary course and is in good condition and repair for its present use in connection with the conduct of the Purchased Business.

     5.12. Insurance. Schedule 5.12 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by or maintained for the benefit of the Seller in connection with the Purchased Business or any of the Acquired Assets.

     5.13. Contracts. The Seller has delivered or made available to the Buyer true, correct and complete copies of all the Other Contracts, Vdb Purchase Orders and Customer Purchase Orders and Confidentiality Agreements (collectively, the "Transferred Agreements"), together with all modifications and supplements thereto. Each of the Transferred Agreements is in full force and effect according to its stated terms and conditions, and neither the Company nor any of its Shareholders has any reason to believe that any of the Transferred Agreements is invalid or that any material breach or default, or event or condition which with notice or the passage of time or both would constitute such a breach or default, exists with respect thereto. The Seller has performed all obligations required to be performed by it to date under each Transferred Agreement. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 5.13 hereto), no Transferred Agreement includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. With respect to the Customer Purchaser Order with _____________ (P.O. # _____) [complete with data for any large unfilled P.O. in excess of DM 1,000,000], the Seller represents that the Purchased Business has the capability to fill and ship that order in a timely manner.

     5.14. Compensation of and Contracts with Employees. Schedule 5.14 hereto sets forth a complete and accurate list of each employee of the Purchased Business and the rate, character and amount of annualized compensation and bonuses paid to such employee for the fiscal years ended December 31, 1996 and 1997 and the current year. The changes in compensation reflected on such schedule are for normal merit or other raises and bonuses consistent with Seller's compensation policy. Except as set forth on Schedule 5.14 hereto, the Company has not entered into any employment agreement, written or oral, with any employee. Except as set forth on Schedule 5.14 hereto, since December 31, 1997 the Company has not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any of the employees outside the normal practices, plans and policies of the Seller. Except as set forth on Schedule 5.14 hereto, the Company has no outstanding loans or advances to employees.

     5.15.     Employee Benefit Plans.

     (a) Identification of Plans. Except for the arrangements listed or summarized in Schedule 5.15 hereto, neither the Seller nor any of its Affiliates (as defined below) maintains, contributes to, or participates in, and neither the Seller nor any of its Affiliates at any time in the preceding three (3) years maintained, contributed to, or participated in any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, car allowance, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any employee, consultant or director of the Seller. Each of the arrangements set forth in Schedule 5.15 hereto is herein referred to as an "Employee Benefit Plan". As used in this Agreement, "Affiliate" means, with respect to any entity, any person, corporation, partnership or other entity controlling, controlled by or under common control with, such entity.

     (b) Delivery of Documents. The Seller has heretofore delivered or made available to the Buyer true, correct and complete copies of each Employee Benefit Plan.

     5.16. Labor Relations. Except as set forth on Schedule 5.16 hereto, in connection with the Purchased Business, there are no pending or threatened labor claims or litigations against Seller or the Purchased Business, in the labor courts or elsewhere, and the Company is in full compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll tax and other payroll withholding, and nondiscrimination in employment, except for any non-compliances that individually or in the aggregate will not have a Material Adverse Effect, and are not engaged in any unfair labor practice. Except as set forth on
Schedule 5.16 hereto, there is no charge pending or, to the knowledge of the Company or any of its Shareholders, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before any German labor court. There is no labor strike, dispute, slow-down or work stoppage actually pending or to the knowledge of the Company or any of its Shareholders threatened against or involving the employees of the Company. No one has petitioned within the last three years, and no one is now petitioning, for union representation of any employees of the Company. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by either Company pertaining to any employees of the Company. Except as fully described on Schedule 5.16 hereto, the Company has not experienced any work stoppage during the Shareholders' ownership of the Company. The Company is not a party to any current "social plan" or other contractual obligation (including any obligation arising under any agreement with a union or other collective bargaining unit) that governs, applies to or restricts any workforce reduction by the Company. The Company does not have a workers' council.

     5.17. Trademarks, Patents, Etc. Schedule 1.1(h) hereto sets forth a complete and accurate list of (a) all patents, "small patents" (i.e., Gebrauchsmaster and/or Geschmacksmuster) trademarks, Trade Names and registered copyrights, in each case to the extent used or proposed to be used in connection with the Purchased Business (whether or not registered in the name of the Company (and/or any of its affiliates) or any of its Shareholders), all applications therefor, and all licenses and other agreements relating thereto, and (b) all written agreements relating to technology, know-how and processes which the Company is licensed or authorized to use by others or which the Company has licensed or authorized for use by others, in each case in connection with the Purchased Business. Except to the extent set forth in Schedule 1.1(h) hereto, the Company owns or has the sole and exclusive right to use all patents (i.e., Gebrauchsmaster and/or Geschmacksmuster), trademarks, Trade Names and copyrights, in the jurisdictions in which they are shown as registered, used or necessary for the conduct of the Purchased Business in the ordinary course as presently conducted or proposed to be conducted, the consummation of the transactions contemplated hereby will not alter or impair any such right, and each of these rights and other Intangibles should be duly transferred to Buyer; none of the Current Shareholders nor the Seller has granted, assigned, or licensed to any other person or entity the Trade Names or rights therein. No claims have been asserted, and no claims are pending, by any person regarding the use of any such trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and, to the best knowledge of the Company and each of its Shareholders, there is no basis for such claim. To the knowledge of the Company and each of its Shareholders, the use by the Company of such patents, trademarks, trade names, copyrights, technology, know-how or processes used in the conduct of the Purchased Business in the ordinary course does not infringe on the rights of any person.

     5.18. Suppliers and Customers. Schedule 5.18 hereto sets forth the five largest suppliers and ten largest customers of the Company for the year ended December 31, 1997. Except as set forth on Schedule 5.18 hereto, the relationships of the Seller with such suppliers and customers are good commercial working relationships and no such supplier or customer has canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company except for normal cyclical changes related to customers' businesses. Since December 31, 1997, the Seller has not at any time been placed on C.O.D. terms by any supplier and the Seller is not currently on C.O.D. terms with any such supplier. Except as set forth on Schedule 5.18 hereto, neither the Company nor any of its Shareholders has any knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company, or its usage or purchase of services or products of the Company, and to the knowledge of the Company and each of its Shareholders, the consummation of the transactions contemplated hereby will not adversely affect the future relationship of the Buyer with any such supplier or customer.

     5.19. Acquired Assets Complete. The Acquired Assets are, when utilized by a labor force substantially similar to that currently employed by the Company, adequate to conduct the Purchased Business; and with respect to any and all assets used or useful in the Company's business that are leased from one or more of the Shareholders or an affiliate of any Shareholder(s) (all of which such assets are listed on Schedule 5.19 hereof), the Company has valid leases therefor (as listed in Schedule 1.1(f) hereto), and each such lease is at market rates and on other standard commercial terms.

     5.20. Brokers. Neither the Company nor any of its Shareholders has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     5.21. No Undisclosed Liabilities. Except as set forth on any Schedule hereto or as reflected or reserved against in the Financials delivered to the Buyer as described in Section 5.5 hereto, the Seller does not have any material liabilities, indebtedness or obligations of any nature, whether accrued, absolute, contingent or otherwise, relating to the Purchased Business or the Acquired Assets.

     5.22 Turkish Joint Venture. The Company has commenced appropriate dissolution proceedings under the laws of Turkey for the dissolution of the Turkish Joint Venture.

     5.23. Disclosure. No representation or warranty by the Company or any of the Shareholders in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     6.   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND CHEMFAB.

The Buyer and Chemfab jointly and severally represent and warrant to each Company as follows:

     6.1. Organization and Standing of Buyer. Each of the Buyer and Chemfab is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Buyer and Chemfab has full power and authority under its Certificate of Incorporation and By-Laws and applicable laws to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby.

     6.2. Corporate Approval; Binding Effect.  Except as provided in Section
7.14 below, each of the Buyer and Chemfab has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Buyer and Chemfab and constitutes the legal, valid and binding obligation of each of the Buyer and Chemfab, enforceable against each of the Buyer and Chemfab in accordance with its terms.

     6.3. Non-Contravention. Neither the execution and delivery by each of the Buyer and Chemfab of this Agreement nor the consummation by each of the Buyer and Chemfab of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyer or Chemfab pursuant to (a) the Certificate of Incorporation or By-Laws of the Buyer or Chemfab, each as amended to date; (b) any agreement or commitment to which the Buyer or Chemfab is a party or by which the Buyer or Chemfab or any of its properties is bound or to which the Buyer or Chemfab or any of its properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Buyer or Chemfab.

     6.4. Brokers. Neither the Buyer nor Chemfab has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     7.1 Schedules. The Seller shall have completed, and the Buyer shall have reviewed and approved, to its reasonable satisfaction, all of the Schedules of this Agreement.

     7.2. Representations and Warranties True at Closing. The representations and warranties made by the Seller and each of its Shareholders in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     7.3. Compliance With Agreement. The Company shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

     7.4 Merger Effective. The Merger shall have been comsumated and shall be fully effective under German law on or before September 23, 1998 -- time being of the essence.

     7.5. No Change. Neither the Purchased Business nor any of the Acquired Assets shall have been, or shall be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor trouble or dispute, change in business organization, any action by the Federal Republic of Germany or any other governmental authority, change in technology, obsolescence of product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Since December 31, 1997, there shall not have occurred any (i) adverse change in the financial condition or business prospects of the Company or the Purchased Business; (ii) transactions (other than the consummation of the Merger) or business activities outside the ordinary course, including without limitation: material borrowings; the granting or creation of a mortgage or other lien on or regarding any part or all of the Acquired Assets; and/or the sale, disposition, or distribution of any product line, business unit or division, or operating asset(s); and (iii) any dividends, distributions or other payments of any kind, directly or indirectly, to or on behalf of any of the Current Shareholders' Stock of the Company (or otherwise, except for payment in the ordinary course of base compensation).

     7.6. Seller's Certificate. The Seller and each of the Current Shareholders shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed (respectively) by an authorized partnership officer or executive of the Seller and each Current Shareholder, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying the continued accuracy of the representations and warranties of Sections 7.2 - 7.6 (inclusive), and 7.8 - 7.11 (inclusive); their compliance with the covenants in Sections 8A.1 and 8A.2; and that the conditions in each of Sections 8.1 - 8.9 have been satisfied.

     7.7. Opinion of Counsel. Ulrich Gorny, counsel to the Seller and the Shareholders, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, with respect to the Subject matters in Sections 5.1, 5.2, 5.3, 5.4, 5.6, 5.8, 5.9, 5.10, 5.17, 5.21, 5.22, 5.23, 7.4
and 7.8 in a form reasonably acceptable to the Buyer and its counsel.

     7.8. Governmental Approvals. The Seller shall have received, at its expense, all licenses, permits, and other governmental approvals (including, without limitation, a Certificate of Dissolution from the Turkish authorities confirming the dissolution of the Turkish Joint Venture under Turkish law) deemed necessary in the opinion of the Buyer's counsel for the Seller to transfer the Acquired Assets to the Buyer, and for the Buyer to own them and operate the Purchased Business.

     7.9. Consent of Third Parties. Subject to Section 4.2(c) above, each Contract Obligee or other party to any Transferred Agreement or any other contract with the Seller under which the transactions contemplated by this Agreement (a) would constitute a default giving rise to a claim for damages or injunctive relief which could materially adversely affect any of the Acquired Assets or the business carried on with any of the Acquired Assets, (b) would accelerate obligations, (c) would permit cancellation of such contract, (d) which is necessary or reasonably desirable to effect the assignment of such Transferred Agreement or other contract to Buyer, shall have given such consent at no expense to the Buyer and in form and substance satisfactory to the Buyer, as may be necessary to permit the consummation of the transactions contemplated by this Agreement without default or acceleration under or cancellation of such contract.

     7.10. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (i) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (ii) in connection with any claim for damages in excess of DM 15,000 against the Seller (except for the matters disclosed on Schedule 5.7 hereto).

     7.11. Lease Assignment and Certificates. The Seller shall have executed and delivered to the Buyer an assignment of its rights in the Lease, together with a consent to assignment signed by the Landlord, and estoppel certificates signed by both the seller and the Landlord confirming the terms of the Lease, that there have not recently been and there are no pending defaults by either the Landlord or the Seller under the Lease, and other customary undertakings.

     7.12. Buyer Due Diligence. Chemfab and the Buyer shall have completed and shall be satisfied with the results of their financial, legal and business due diligence of the Seller's books and records, the Acquired Assets, and the Purchased Business, including without limitation an audit (using German GAAP) of the Historical Financials, together with stub period financial statements and data through and as of the date of closing (collectively, the "Vdb Financial Information"), conducted by Chemfab's auditors at Chemfab's expense (it being understood and agreed that the Company will give Chemfab's auditors access to, and permit them to make copies of, the Vdb Financial Information and related books and records on a confidential basis), as being reasonably consistent with the financial condition of the Company as presented in the valuation report dated February 9, 1998 and prepared by Dr. Dornbach & Partner KG (herein the "Valuation Report"); and that the Trial Balance Sheet confirms that the Vdb Net Asset Value is not likely to vary materially from DM 809,000.

     7.13 Management Directors. Chemfab shall have reached written and signed agreement with the current management directors (other than members of the Schuhmacher family) (herein, the "Company's Management Directors") of the Company for their employment by the Buyer (after Closing), subject to reasonable performance criteria.

     7.14 Company Employees. Chemfab shall have received from Seller and reviewed to its satisfaction performance evaluation, compensation histories, professional growth prospects and other relevant information about each of the workers employed by Seller; and the Company's Management Directors shall have assisted Chemfab evaluate each employee and his/her current and projected role in the Purchased Business. Based on that information and in consultation with the Company's Management Directors, Chemfab shall have decided about any necessary workforce reductions, reorganization, and/or new hires by the Purchased Business after Closing; and shall have reached agreement with the Seller and the Shareholders regarding the allocations of any and all costs associated with such employment decisions to be implemented immediately after or otherwise as the result of the consummation of the transactions contemplated by this Agreement.

     7.15 Chemfab Board Approval. The Board of Directors of Chemfab shall have authorized Chemfab and the Buyer to enter into this Agreement and to carry out the transactions contemplated hereby.

     7.16. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

     8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

     8.1 Schedules. The Schedules to this Agreement shall have been completed by the Seller and approved by the Buyer in its reasonable discretion.

     8.2. Representations and Warranties True at Closing. The representations and warranties made by the Buyer and Chemfab in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     8.3. Compliance with Agreement. The Buyer and Chemfab shall have performed and complied with all of their respective obligations under this Agreement that are to be performed or complied with by them at or prior to the Closing.

     8.4. Closing Certificate. The Buyer and Chemfab shall have delivered to the Seller and the Shareholders in writing, at and as of the Closing, a certificate duly executed by the President or any Vice President of the Buyer and Chemfab, in form and substance satisfactory to the Seller, the Current Shareholders and their counsel, to the effect that the conditions in each of Sections 6.1 - 6.4 have been satisfied.

     8.5. Consent of Third Parties. Each other party to any contract with the Buyer under which the transactions contemplated by this Agreement (a) would constitute a default giving rise to a claim for damages or injunctive relief which could materially adversely affect any of the Acquired Assets or the business carried on with any of the Acquired Assets, (b) would accelerate obligations, or (c) would permit cancellation of such contract, shall have given such consent at no expense to the Seller and in form and substance satisfactory to the Seller, as may be necessary to permit the consummation of the transactions contemplated by this Agreement without default or acceleration under or cancellation of such contract.

     8.6. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body, in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.7. Lease Assumption. The Buyer shall have accepted the assignment of the Lease and agreed to assume the obligations of the lessee thereunder arising on an after the Closing Date.

     8.8 Merger Effective. The Merger shall have been consummated and shall be fully effective under German law on or before September 23, 1998 -- time being of the essence.

     8.9. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller or Shareholders in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Seller, Shareholders and their counsel, and the Seller and Shareholders shall have received the originals or certified or other copies of all such records and documents as they may reasonably request.

     8A.  PRE-CLOSING COVENANTS AND AGREEMENTS.

     8A.1 Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall not, with respect to or in connection with the Purchased Business, engage in any business activity or enter into any transaction outside the ordinary course of business, including without limitation:

     (i) material borrowings; the issuance of capital stock in the Company; the granting or creation of a mortgage or other lien on or regarding the Acquired Assets; and/or the sale, disposition, or distribution of any product line, business unit or division, or operating asset(s); and
     (ii) any dividends, distributions or other payments of any kind, directly or indirectly, to or on behalf of any of the Current Shareholders in respect of their Stock (or otherwise, except for payment in the ordinary course of base compensation).

     8A.2 Exclusivity; No Shop. Between the date of this Agreement and the Closing Date, none of the Current Shareholders nor Seller shall (i) sell, offer to sell, or entertain any offers to sell or buy, all or any part of the Company's Stock or the Purchased Business; (ii) negotiate or discuss with any third persons regarding any such sale or purchase; and (iii) retain a broker, financial adviser, investment bank or other agent for the purpose, directly or indirectly, of preparing the Purchased Business for sale or conducting the activities prohibited by clauses (i) and/or (ii) above.

     8A.3 Minimum Break-Up Fee. In the event that either Seller of Buyer, as the case maybe, breaches its obligations under this Agreement and as a result fails to close the sale or purchase, respectively, of the Purchased Business, then (a) such party shall automatically and promptly pay the non-defaulting party's Transaction Expenses (as defined in Section 13.1 below), up to but not exceeding DM 150,000; and (b) the non-defaulting party may exercise any and/or all of its other remedies at law or in equity, including pursuit of a claim for damages, specific performance or injunctive relief, subject in each case to
Section 13.5 below.

     9.   TRANSITIONAL MATTERS AND POST-CLOSING COVENANTS.

     9.1. Accounts Receivable Matters.

     (a) The Buyer shall undertake to collect, on behalf of the Company, the receivable in the approximate amount of 311,000 Deutsche Marks due from the Turkish Joint Venture (herein, the "Turkish Receivable"), and neither the Company nor any of the Shareholders shall have any involvement or contact with the Turkish Joint Venture relative thereto. The Buyer shall remit to the Company periodic payments equal to the difference between (i) net collection proceeds received in payment of such receivable, less (ii) out-of-pocket expenses reasonably incurred in the collection of the receivable, and a servicing fee payable to Buyer of 2 1/2% of all payments received. The Buyer shall have the right, in its sole discretion, to compromise or settle parts or all of the Turkish Receivable.

     (b) Except as provided in Section 9.1(a) with respect to the Turkish Receivable, the Seller shall assist Buyer in the collection both of the accounts receivable of the Purchased Business that are outstanding on the Closing Date (the "Pre-Closing Accounts Receivable"), and those accounts receivables generated by the Purchased Business after the Closing Date (the "Post-Closing Accounts Receivable").

     (c) Prior to Closing, Seller shall notify all of its customers of the sale of the Purchased Business to Buyer, and shall instruct each customer in writing to remit all payments made after the Closing Date (whether on Pre-Closing Accounts Receivable and Post-Closing Account Receivables) to the Buyer (made to the order of the Buyer). Seller shall endorse to the Buyer's order and cause all payments received at the Seller's existing lockbox account after the Closing Date to be immediately forwarded to the Buyer. From and after the Closing Date, any and all payments received by the Seller or any of the Shareholders from any customer or former customer of the Purchased Business who has outstanding obligations in respect of both Pre-Closing Accounts Receivable and Post-Closing Accounts Receivable shall be promptly endorsed to the Buyer's order and sent to the Buyer.

     9.2 Tax Matters. Seller shall (a) cause to be filed with the appropriate international, federal, state, or local tax authority any and all tax returns of all kinds with respect to Retained Tax Liabilities, and (b) pay when due all Retained Tax Liabilities.

     9.3. Cooperation. The Seller and the Shareholders acknowledge that the Buyer and Chemfab will require significant assistance after the Closing in order to arrange for and implement the smooth transition of the management and operation of the Purchased Business and to transition the Purchased Business away from its relationships with some of the Shareholders. The parties hereto will provide, at no cost to the other, reasonable cooperation to each other to effectuate a smooth transition of the Purchased Business from the Seller to the Buyer and to preserve the customer relationships of the Purchased Business.

     9.4 Insurances. With respect to prospective claims for losses to be indemnified by Seller under Section 12.1 of this Agreement, Seller shall maintain (at its sole cost) Insurances after Closing (including tail insurance, where applicable) in such amounts and coverages it deems prudent for so long as its indemnification obligations survive under Section 12.5 below, and shall name Buyer as a co-insured thereunder at no additional cost to Buyer.

     9.5 Trade Names. Neither Schuhmacher KG nor any of the Current Shareholders shall at any time after Closing use any of the Trade Names, nor attempt or undertake to grant, give or license to other any of the Trade Names or any rights therein.

     10.  CONFIDENTIAL INFORMATION.

     (a) The Company and the Shareholders (together with affiliates of all Shareholders and Shareholders and beneficiaries of the Corporate Shareholder) (collectively, "Covenantors") shall maintain the confidentiality of, and shall not use for the benefit of themselves or others, (i) any non-public information concerning the Purchased Business; or (ii) any non-public information concerning the Turkish Joint Venture in any manner that is harmful or disadvantageous to the interests of the Purchased Business, Buyer or Chemfab.

     (b) Any and all information disclosed by the Buyer or Chemfab to the Company or by the Company or the Shareholders to the Buyer or Chemfab as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Company, the Shareholders, or to the Buyer or Chemfab, as the case may be, shall remain confidential to the Company and the Buyer or Chemfab, as the case may be, and their respective employees and agents.

     (c) The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, Chemfab or the Company, respectively. Notwithstanding the terms and conditions of paragraphs (a) and (b) above, nothing contained in this Section 10 shall restrict: (i) disclosure of any such information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given prior notice and either prior review or, if applicable, an adequate opportunity to contest such disclosure, (ii) disclosure of any such information on a confidential basis to the parties' attorneys, accountants and lenders, (iii) disclosure of any such information (x) which is available publicly as of the date of this Agreement or (y) which, after the date hereof, becomes available publicly through no fault of the disclosing party or an Affiliate of the disclosing party, (iv) disclosure of any such information to protect such party's rights under this Agreement or in connection with tax or other regulatory filings, (v) disclosure by the Buyer and Chemfab of information relating to the Purchased Business and (vi) any inadvertent or incidental disclosure of information that is not of a sensitive nature in the context of the Purchased Business.

     11.  NON-COMPETITION.

Each of the Seller, the Current Shareholders (together with affiliates of all Current Shareholders and shareholders and beneficiaries of the Institutional Shareholder), and the Company's Management Directors acknowledges that the covenants and agreements in this Section 11 are an essential inducement for Buyer to acquire the Purchased Business and Acquired Assets, and an essential condition precedent, to the Buyer's obligation to purchase the Acquired Assets hereunder, and that the Buyer would not purchase the Acquired Assets but for the covenants and agreements herein. For a period of five years from the Closing Date (or, in the case of the Company's Management Directors employed by Buyer after Closing, for five years after any future termination of employment with Buyer), the Seller, each of the Current Shareholders (and affiliates, of all Current Shareholders and shareholders and beneficiaries of the Institutional Shareholder), and each of the Company's Management Directors (collectively and separately a "Covenantor") will not (i) engage directly or indirectly in competition with the Buyer, Chemfab or any of their Affiliates (as defined below) anywhere in the world, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in the business of manufacturing, distributing and/or selling high-performance polymer-based materials (collectively, the "Restricted Business"), (ii) divert to any competitor of the Buyer, Chemfab or their Affiliates in the Restricted Business any customer of the Buyer, or (iii) solicit or encourage any officer, employee or consultant of the Buyer, Chemfab or their Affiliates to leave its employ for employment by or with any competitor of the Buyer, Chemfab or their Affiliates in the Restricted Business. Each Covenantor further acknowledges and agrees that, in the event of a breach or threatened breach by any Covenantor of its/his obligations under this Section 11, the Buyer and Chemfab will have no adequate remedy at law, and accordingly, shall be entitled, without the requirement of posting any bond, to injunctive or other appropriate equitable remedies against such breach or threatened breach in addition to any other remedies which it may have. If at any time the provisions of this Section 11 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11 shall be considered divisible and shall become and be immediately amended to cover only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and each Covenantor agrees that this Section 11 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Each Covenantor further acknowledges and agrees that, although no separate monetary compensation (other than the payment of the Final Purchase Price), is identified or payable, in respect of the covenants set forth in this
Section 11, these covenants are an integrated, bargained-for element of the transfer of the Purchased Business and Acquired Assets to Buyer, and that as a consequence, the Seller and each Current Shareholder acknowledge receipt as of the Closing Date of full and adequate payment and consideration for these covenants.

     12.  INDEMNIFICATION.

     12.1. Indemnity by the Seller and the Current Shareholders. Subject to the terms and conditions of this Section 12 and the arbitration clause of
Section 13.5, the Seller and each of the Current Shareholders jointly and severally agree to indemnify and hold the Buyer and Chemfab harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel, net of insurance proceeds actually received (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

     (i) Any inaccuracies in any representation or warranty made by the Company and/or any Shareholder in or pursuant to this Agreement or the Environmental Agreement or any failure or breach by the Seller and/or any Shareholder of any covenant, obligation, or undertaking made by party in this Agreement;

     (ii) any of the Excluded Liabilities (whether asserted before or after the Closing Date), including, without limitation, the following:
          (A) the Retained Tax Liabilities, and any actual or alleged liability for federal, state or local taxes of any kind relating to any period prior to the Closing, including, without limitation, (x) any federal, state or local taxes due as a result of any gain realized by the Seller on the sale of the Acquired Assets to the Buyer, and (y) any state or local use, property or transfer taxes due as a result of the sale, transfer or lease of the Acquired Assets, including any German personal property taxes or transfer taxes (any or all of such tax liabilities herein collectively the "Indemnified Tax Liabilities"); and

     (iii) Except for the Assumed Obligations, any claim or liability arising under the Section 419 of the German Civil Code (BGB), and Section 75 of the General Tax Law (AO) in connection with transactions contemplated by this Agreement.

     12.2. Indemnity by the Buyer and Chemfab. Subject to the terms and conditions of this Section 12 and the arbitration clause of Section 13.5, the Buyer and Chemfab jointly and severally agree to indemnify and hold the Seller and the Shareholders harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the fees and disbursements of counsel, net of insurance proceeds actually received (also referred to herein as "Losses"), related to or arising directly or indirectly out of any of the following:

     (i) any inaccuracies in any representation or warranty made by the Buyer and Chemfab in or pursuant to this Agreement or the Environmental Agreement; or

     (ii) any failure or breach by the Buyer and Chemfab of any covenant, obligation or undertaking made by the Buyer and Chemfab in this Agreement or the Environmental Agreement (including, without limitation, any failure by the Buyer to pay or perform any of the Assumed Obligations).

     12.3. Claims. (a) Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify one of the other parties hereto obligated to provide indemnification hereunder (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Section 12 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and, in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

     (i) the Indemnifying Party confirms in writing that it or he is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

     (ii) the Indemnified Party does not give the Indemnifying Party written notice that it or he has determined, in the exercise of its or his reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

     (b) In the event of any Claims under Section 12.1 or 12.2 hereof, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty days the Indemnifying Party has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof within ten days after the expiration of such period.

     12.4. Method and Manner of Paying Claims. Subject to the Indemnifying Party's right pursuant to Section 12.3 hereof to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand; provided that, (x) if any tax lien resulting from the Indemnified Tax Liabilities is imposed or arises by operation of law against the Acquired Assets, the Purchased Business and/or the Buyer; (y) if the Seller or any of the Shareholders breach its or his obligations under the Environmental Agreement or under Sections 10 or 11 of this Agreement; or (z) (subject to the time limitation periods in Section 12.5) have breached their other representations, warranties, covenants, and/or agreements under this Agreement, then, in addition to the other remedies set forth in this Agreement, the Buyer and Chemfab shall have an automatic right to tender payment documents to the Issuing Bank (with a copy to the Seller) demanding payment against the Letter of Credit of the amount payable under the Assumed Loans, and any other monies now or hereafter payable to the Company or any of the Shareholders. If the Indemnifying Party fails to pay any such Claim forthwith on demand, the Indemnified Party may (i) proceed directly against the Indemnifying Party to recover the amount of such Claim or (ii) set off the amount of such Claim against amounts owed by the Indemnified Party to the Indemnifying Party.

     12.5. Time Limitations on Claims. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer or Chemfab, shall be deemed to have been relied on by the Buyer and Chemfab and shall survive the Closing and the consummation of the transactions contemplated hereby in the manner and for the time periods set forth herein. The parties' respective warranties and representations, covenants, agreements and indemnification obligations under this Agreement shall survive Closing, subject to the following periods of limitation:

     (a) for tax, environmental and employment-related claims against the Company, the Shareholders or the Purchased Business that arise or are attributable to conduct or activity prior to Closing of the Company, its employees and/or agents, and/or the Shareholders (collectively herein "Material Risks") that have not been disclosed in a Schedule hereto or reserved for in the Historical Financials, the liability will continue for as long as the pertinent statute of limitations is open on claims made in respect of any one or more such Material Risks;

     (b) for other liabilities (unrelated to Material Risks) that arise or are attributable to conduct or activity prior to Closing of the Company, its employees and/or agents, and/or the Shareholders, such as governmental, product liability, tort and other third-party claims (herein, "Third-Party Claims") and that have not been disclosed in a Schedule hereto or reserved for in the Historical Financials, the liability will continue for three years after Closing; and

     (c) except as provided in paragraphs (a&b) of this Section 12.5, the representations, warranties, covenants and agreements of Seller, the Shareholders, Chemfab and Buyer in this Agreement shall survive Closing for six months.

     13.  GENERAL.

     13.1. Expenses. All transfer, sales and other taxes payable with respect to the sale and conveyance of the Acquired Assets to the Buyer shall be paid by the Seller. Except as expressly provided in Section 8A.3 above, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements (herein, "Transaction Expenses"), shall be borne by the party incurring such expenses. In the event that a Value - Added Tax (VAT) is assessed against the sale of part or all of the Acquired Assets, the parties agree to use their best efforts to mitigate the effects thereof on the Purchased Business; it being understood and agreed that, in the event that the Buyer is required under German law to pay any such VAT (without receiving or earning a complete credit therefor against future VAT payable in respect of the sale of goods from the Buyer's inventory in the ordinary course of business), such payment or accrual shall be deemed to be an Assumed Obligation under Section 3.1(a) above and result in a reduction in both the Vdb Net Asset Value (under Section 4.4 above) and the Final Purchase Price (under Section 4.3 above).

     13.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to the Seller or any of the Current Shareholders, to:

     Volker Schuhmacher
     Nagelsweg
     20097 Hamburg
     Federal Republic of Germany
     011-49-40-23-02-17 (Fax)



     If to the Buyer, to:
     Chemfab Corporation
     701 Daniel Webster Highway
     P.O. Box 1137
     Merrimack, NH  03054
     01-603-424-4161 (Fax)

     Attention:  General Counsel

     13.3. Entire Agreement. This Agreement, including Exhibits, and the Environmental Agreement contain the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and this Agreement shall not be amended except by a written instrument hereafter signed by all of the parties hereto. Although the parties or any of them may translate this Agreement into a German language document, this English language version shall control.

     13.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Federal Republic of Germany.

     13.5. Dispute Resolution. Except to the extent that (x) judicial equitable relief for specific performance may be necessary and appropriate under German law to enforce the transfer of the Purchased Business from Seller to Buyer upon the terms and conditions of this Agreement, or (y) judicial injunctive relief is necessary to enforce the parties' agreements regarding intellectual property, non-competition covenants and trade secrets, the parties agree that: (i) disputes arising before or after Closing (including disputes about the validity of this Agreement) shall be finally settled according to the Arbitration Rules of the German Institution for Arbitration (D.I.S.) in Hamburg, Germany before a panel of three arbitrators; (ii) in all judicial and arbitral proceedings, the losing party shall pay the prevailing party's reasonable attorney's fees and expenses; and (iii) such proceedings shall be conducted in English.

     13.6. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     13.7. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that nothing contained in this Section 13.6 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to an Affiliate, but no such transfer or assignment shall relieve the Buyer or Chemfab of their obligation under this Agreement. The Buyer shall notify (which may be a subsequent notification) the Seller of any such assignment.

     13.8. Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller and/or the Shareholders shall execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyer may reasonably require more effectively to convey and transfer any of the Acquired Assets to the Buyer. The Seller, the Buyer and Chemfab shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

     13.9. Allocations and Tax Treatment. (a) The parties agree that the fair market values of the assets and liabilities of the Company shall be allocated in the format set forth in Schedule 13.9 hereto, based on the following assumptions and understandings:

     (i) assets: Seller shall retain as Excluded Assets those assets comprising the following line items: "3. Investment"; "6. Accounts hi-tex Turkey"; that portion of "7. Other Assets" that does not represent the insurance policies/benefits/investments held for the funding or other benefit of Mr. Langer's pension; and "8. Cash";
     (ii) liabilities: Seller shall retain as (and be solely liable for) Excluded Liabilities, including those liabilities comprising the following line items: all of the "10. Accrued Liabilities" that do not include the accrued pension obligations (determined based on German actuarial standards consistent with past practices) payable in respect of Mr. Langer's pension; "11. Bank Loans"; "15. Other Liabilities"; and any Designated Loans Balance (as defined in
Section 3.2(v)) with respect to items 13 and 14 in Schedule 13.9.
     (iii) Schedule 13.9 hereto has been prepared in good faith by the Company to reflect allocations of assets and liabilities as of June 30, 1998, but the parties agree that figures set forth therein may vary as the result of the audit to be conducted pursuant to Section 4.4; and
     (iv) The audit, report and calculation conducted pursuant to Section 4.4, and the determination of the Vdb Net Asset Value thereunder, shall be made consistently with the foregoing assumptions.


(b) The Buyer, Chemfab and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, with respect to calculation of gain, loss and basis, with reference to the Purchase Price allocations set forth on Schedule 13.9 hereto. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Each of the parties hereto agrees to file with their respective tax authorities with respect to the acquisition by the Buyer of the Acquired Assets, with their income tax returns for the year in which the Closing Date occurs, consistent with the allocations described above.

     13.10. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller, Chemfab and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     13.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.12. Satisfaction of Conditions Precedent. Each of the Seller, the Buyer and Chemfab will each use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 13.12 shall obligate any party hereto to waive any right or condition under this Agreement.

     13.13. Nature of Obligation. All obligations of the Seller and the Shareholders under this Agreement are joint and several, whether or not so expressed. All obligations of the Buyer and Chemfab under this Agreement are joint and several, whether or not so expressed.

     13.14. Public Statements or Releases. The parties hereto each agree that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, or communicate with any one or more employees of the Purchased Business, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 13.14 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

     13.15.    Construction.   The language used in this Agreement will be
deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

     CHEMFAB CORPORATION

     By:/s/Moosa E. Moosa
     ----------------------------
        Title:Vice President Finance & CFO


    CHEMFAB  GERMANY GMBH

     By:/s/Moosa E. Moosa
     ----------------------------
        Title:Vice President Finance & CFO



     VDB/HI-TEX TECHNISCHE GEWEBE GMBH

     By:/s/Wolfgang Langer
        Title:


     SCHUHMACHER EKZ UETERSEN KG
     (GmbH & Co.)

     By:/s/Volker Schuhmacher
        Title:


Agreed and consented to:


SHAREHOLDERS

/s/Wolfgang Langer
________________________
Wolfgang Langer, Individually


/s/Joachim Helmit Nestler
______________________________
Joachim Helmut Nestler, Individually


/s/Kurt Reiner Butzler
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Kurt Reiner Butzler, Individually


Holtzendorff Holding GmbH u. Co.KG

By: /s/Volker Schuhmacher
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   Its              , Duly Authorized